Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement, dated as of October 27, 2006 (this “Agreement”), is by and between SenseIt Corp., a Delaware corporation (the “Company”), and Christopher Toffales, an individual residing at 21 Motts Hollow Road, Port Jefferson, New York  11777 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of May 9, 2006 (the “Prior Agreement”), which was to become effective upon the occurrence of certain specified events; and

WHEREAS, the parties desire to amend and restate the Prior Agreement to reflect an employment arrangement pursuant to which the Company shall employ Executive as the Company’s president and chief executive officer and to set forth the terms and conditions of such employment as now contemplated by this Agreement; and

WHEREAS, simultaneous with the execution of this Agreement, the Company has entered into a Class A Common Stock Purchase Agreement (the “Isonics Purchase Agreement”) with Isonics Corporation, a California corporation (“Isonics”), pursuant to which Isonics shall purchase specified shares of the capital stock of the Corporation in exchange for cash and/or other consideration, including, but not limited to, an assignment of all of Isonics rights, title and interest in that certain Development and Licensing Agreement, dated as of September 28, 2005, as amended (the “Lucent Agreement”), between Isonics and Lucent Technologies Inc. (“Lucent”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Termination of Prior Agreement.  This Agreement supersedes all prior employment agreements and arrangements between the parties, including the Prior Agreement, in all respects and each of such prior employment agreements and arrangements, including the Prior Agreement, are terminated in their entirety and hereby made null and void with no party to such prior employment agreements and arrangements, including the Prior Agreement, having any rights, obligations or liabilities under such prior employment agreements and arrangements, including, but not limited to, the Prior Agreement.

2.             Retention of Services; Term.  Effective as of the date (the “Effective Date”) on which there shall occur the Initial Closing under the Isonics Purchase Agreement, the Company retains the services of Executive, and Executive agrees to furnish such services, upon the terms and conditions set forth in this Agreement.  Subject to earlier termination on the terms and conditions provided in section 8 of this Agreement, and subject to certain provisions of this Agreement which shall survive any termination of the employment of Executive, the initial term

(the “Initial Term”) of  the employment of Executive under this Agreement is two years.  The term of the employment of Executive under this Agreement shall automatically be extended for an unlimited number of additional two-year terms (each, a “Renewal Term”); provided, however, that either the Board of Directors or Executive may elect not to extend the term of the employment of Executive by the Company under this Agreement for any future Renewal Term by giving notice to the other party at least three months prior to the commencement of such Renewal Term.  (For the purposes of this Agreement, the Initial Term and all effective Renewal Terms are referred to in this Agreement collectively as the “Employment Period.”)

3.             Duties and Extent of Services During Employment Period.

(a)           During the Employment Period, Executive shall (i) serve as the president and chief executive officer of the Company on the terms and conditions set forth in this Agreement, (ii) report directly to the board of directors of the Company (the “Board of Directors”) and (iii) exercise such authority, perform such executive duties and functions and discharge such executive responsibilities as are reasonably associated with the Executive’s positions, consistent with the responsibilities of the president and/or chief executive officer of companies comparable to the Company, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the Bylaws of the Company, including, but not limited to, supervising the day-to-day business operations and activities of the Company.

(b)           Notwithstanding anything to the contrary contained in this Agreement, in his capacity as the president and chief executive officer of the Company, Executive may act on behalf of the Company to the fullest extent permissible for a person acting in such capacities under applicable law and without approval of the Board of Directors or the consent of the holders of any class of securities of the Company, except with respect to the following items, which shall require:

(i)            the majority vote of the Board of Directors in order to:

(A)          enter into a transaction with an affiliate of Executive, the Company or any affiliate of Executive or the Company;

(B)           on behalf of the Company, borrow funds over $250,000 on a secured or unsecured basis in one or more transactions, from banks or any other person or entity;

(C)           invest or reinvest funds of the Company in an amount greater than $250,000 in any securities, whether equity or debt, public or private, or any similar investments, or in any other investment;

(D)          accept any capital investment in, or issue any additional securities of, the Company in a transaction with any person or entity;

(E)           on behalf of the Company, (1) make a general assignment for the benefit of creditors, (2) consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, (3) commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code or any political subdivision thereof, seeking to have an order for relief entered with respect to the Company or seeking adjudication as a bankrupt or insolvent, or (4) seek reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to the Company or its debts;

(F)           declare or pay a dividend on any class of securities of the Company; and

(G)           Fail to terminate the Lucent Agreements for convenience under Section 4.02(a) of the Lucent Agreement at a time when the Company does not have sufficient funds readily available to meet the Company’s obligations to Lucent under the Lucent Agreement, other than such time when the Company does not have such funds readily available due to a failure by Isonics to timely purchase securities of the Company in accordance with the Isonics Purchase Agreement; and

(ii)           the majority vote of the Board of Directors and, until the termination of the Stockholders’ Agreement, dated of even date as this Agreement (the “Stockholders’ Agreement”), among the Company, Executive (in his individual capacity and not in his capacity as an officer, director and/or employee of the Company), Isonics and others, an affirmative vote of the holders of a majority of the outstanding shares of each class of securities of the Company, including, but not limited to, the Class A Common Stock and Class B Common Stock of the Company, in order to:

(A)          merge, consolidate or dissolve the Company or sell all or substantially all of its assets as part of a single transaction, series of related transactions or plan;

(B)           mortgage, pledge, or grant a security interest in any property of the Company not in the ordinary course of business; and

(C)           on behalf of the Company, lend money to or guaranty or become surety for the obligations of any person or entity.

(c)           Executive shall be required to devote five business days per calendar month to the Company’s affairs, which time shall be documented in reasonable detail and provided to the Board of Directors upon written request by the Board of Directors.  Executive shall use his discretion in determining whether it is necessary to devote any additional time to the Company’s affairs beyond the required five business days per calendar month; provided, however, that Executive provision to the Company of additional business days in excess of two additional business days in any calendar month shall require the pre-approval of the Board of Directors.

(d)           Notwithstanding anything to the contrary contained in this Agreement, during the Employment Period, Executive may (i) engage, directly or indirectly, in any other businesses and ventures, including providing services and otherwise being affiliated with (A) Irvine Sensors Corporation and (B) and other persons or entities (and their respective affiliates) with whom Executive or CTC Aero, LLC, a New York limited liability company in which Executive (in his individual capacity and not in his capacity as an officer, director and/or employee of the Company) is the sole member (“CTC Aero”), has any equity interest or any other business or financial relationship or arrangement as of the date of the commencement of the Employment Period, (ii) become an employee, officer or director of, or provide consulting or other services for, any other person or entity that is not directly competitive with the Company and (iii) devote time, attention and energies to reasonable community activities and public affairs, provided such community activities and public affairs efforts shall not in any way conflict with the amount of time required to be devoted to the Company under this Agreement.  Neither the Company nor any of the Company’s officers, directors, employees and stockholders shall have any right, title or interest, by virtue of this Agreement or otherwise, to share in any of the businesses, ventures, equity interests, business or financial relationships or arrangements, investments or activities to which Executive may engage or participate in pursuant to the preceding sentence or in any income or revenues derived from any of such businesses, ventures, equity interests, business or financial relationships or arrangements, investments or activities.

(e)           From and after the later of the Effective Date or the date of the occurrence of a Threshold Event (as such term is defined in the Company’s Certificate of Incorporation, as amended through the Effective Date) and, thereafter, through the earlier of the (i) third anniversary of the termination of the Employment Period and (ii) the date on which Executive no longer owns any equity securities of the Company, in any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), the Company shall take all steps reasonably necessary (including, but not limited to, solicitation of proxies or written consents) to cause Executive to be elected as a director of the Company.

4.             Remuneration.

(a)           During the Employment Period, the Company shall pay to Executive as compensation for his services performed under this Agreement an amount equal to $21,000.00 per calendar month (the “Base Salary”), which amount shall be paid in a manner consistent with the Company’s payroll practices for executive officers.  In the event that Executive shall devote more than five business days in any calendar month to the Company’s affairs under this Agreement, the Company shall pay to Executive an amount equal to $4,000 per business day (such amount to be pro-rated accordingly for any partial days of additional services rendered, based on an eight-hour business day).  To the extent that the first and/or last months of the Employment Period consist of less than a full calendar month, the compensation and required number of days devoted to the Company’s affairs shall be pro-rated accordingly for such first and last months.

(b)           Notwithstanding the provisions of the first sentence of paragraph 4(a), for each Renewal Term, the Base Salary shall be increased for such Renewal Term, effective as of the first day of the Renewal Term, to an amount equal to the product resulting from multiplying (i) the Base Salary in effect immediately prior to such increase in the Base Salary by (ii) a fraction, (A) the numerator of which shall be the Consumer Price Index for the New York/New Jersey Metropolitan Area (All Employees), as published by the U.S. Bureau of Labor Statistics (the “CPI”) for the most recent published period prior to the effective date of any such increase, and (B) the denominator of which shall be the CPI for the most recent published period prior to the date of this Agreement (with respect to the first Renewal Period) or prior to commencement of the immediately preceding Renewal Term (with respect to all other Renewal Terms).

5.             Employee Benefits; Expenses.

(a)           During the term of this Agreement, the Company shall provide to Executive the right to participate in the Company’s then existing medical and dental insurance, any retirement plan, profit-sharing plan, savings plan, stock option plan and other employee benefit plans and policies on the same terms as are then generally available to the Company’s executive officers.

(b)           The Company shall reimburse Executive for all reasonable and necessary expenses, and other disbursements incurred by Executive for or on behalf of the Company in the performance of Executive’s duties under this Agreement, upon submission of appropriate documentation therefor, consistent with the Company’s expense reimbursement policies.

(c)           During the term of this Agreement, the Company shall have in effect at all times, at its expense and no cost to Executive, one or more directors and officers liability indemnification insurance policies (the “D&O Policies”) covering liabilities which may have accrued or that will be incurred by the performance of Executive’s services on behalf of the Company in the minimum benefit amount of $5,000,000; provided, however, that, in the event that the Company shall obtain D&O Policies for any director or officer of the Company with a benefit amount greater than $5,000,000, the minimum benefit amount under this paragraph 5(c) shall be increased to the benefit amount provided to such other director and officer.

(d)           Subject to the provisions of paragraph 5(e), during the term of this Agreement, the Company shall maintain, at its expense and at no cost to Executive but subject to Executive being insurable, a (i) life insurance policy (the “Life Insurance Policy”) on the life of Executive providing for a minimum death benefit of $5,000,000 (“Life Insurance Policy”) for which Executive shall have the right to designate the beneficiary of the Life Insurance Policy and (ii) long-term disability insurance policy (the “Disability Insurance Policy”) for the benefit of Executive and providing for a minimum net benefit of $10,000 per month after taxes.

(e)           The Company’s obligation under paragraph 5(d) to maintain the Life Insurance Policy and Disability Insurance Policy shall be limited to an aggregate annual premium amount of $15,000.  Should the aggregate annual premium amount for the Life Insurance Policy and Disability Insurance Policy exceed $15,000, Executive shall have the option to either (i) consent to a reduction in the benefit amount(s) of the Life Insurance Policy and/or Disability Insurance Policy so as to cause the aggregate annual premium amount for such policies to be no greater than $15,000 or (ii) tender to the Company (no later than five days prior to the applicable premium payment date(s) and, to the extent that premiums are payable in installments, proportionally among the various installment payment dates) an amount equal to the excess by which the actual aggregate annual premium amount exceeds $15,000.

(f)            (i)            In addition to receiving the Base Salary provided for in Section 4, upon the Company receiving an aggregate of at least $5,000,000 in gross proceeds from equity investments in the Company (excluding equity investments pursuant to that certain Class A Common Stock Purchase Agreement, of even date herewith (the “Isonics Agreement”), between the Company and Isonics (the “Car Allowance and Rental Office Threshold”) and thereafter through our Employment Period, Executive shall be entitled to receive a car allowance (the “Car Allowance”) of $1,200 per month (plus any reasonable premiums for automotive insurance), payable in advance, commencing as of the first day of the first calendar month following the attainment of the Car Allowance and Rental Office Threshold.  It is agreed by the parties hereto that the payment of the Car Allowance is in lieu of any right of Executive to reimbursement of costs related the use by Executive of Executive’s personal motor vehicle, including, but not limited to, insurance, repair, maintenance, mileage charges and fuel costs, but does not include parking and toll charges (the “Other Car Expenses”) reasonably incurred on the Company’s behalf, such Other Car Expenses to be reimbursed by the Company upon submission of appropriate documentation of such Other Car Expenses by Executive to the Company.

Notwithstanding the provisions of the first sentence of this subparagraph 5(f)(i), for each Renewal Term, the Car Allowance shall be increased for such Renewal Term, effective as of the first day of the Renewal Term, to an amount equal to the product resulting from multiplying (i) the Car Allowance in effect immediately prior to such increase in the Base Salary by (ii) a fraction, (A) the numerator of which shall be the CPI for the most recent published period prior to the effective date of any such increase, and (B) the denominator of which shall be the CPI for the most recent published period prior to the date of this Agreement (with respect to the first Renewal Period) or prior to commencement of the immediately preceding Renewal Term (with respect to all other Renewal Terms).

(ii)           Prior to becoming entitled to receive the Car Allowance, the Company shall reimburse Executive for all costs relating to the use by Executive of Executive’s personal motor vehicle in connection with executive’s performance of services under this Agreement, including, but not limited to mileage charges, fuel costs and Other Car Expenses.

(g)           No amounts paid to or on behalf of Executive under any plan or arrangement in accordance with paragraphs 5(a), (b), (c), (d) and (f) shall be deemed to be paid in lieu of other compensation to which Executive is entitled to receive or benefit from under this Agreement.

(h)           Upon the Company attaining the Car Allowance and Rental Office Threshold, Executive shall have the right to lease reasonable office facilities, lease or purchase general office equipment and supplies and retain staff, all in the name and on behalf of the Company, at such costs as Executive determines, in his sole discretion, are in the best interest of the Company.

6.             Confidential Information; Proprietary Rights.

(a)           In the course of Executive’s employment by the Company, Executive will have access to and possession of valuable and important confidential or proprietary data or information of the Company and/or its affiliates and their operations.  Executive will not, during Executive’s employment by the Company or at any time thereafter, divulge or communicate to any person, nor shall Executive direct any employee, representative or agent of the Company or any of its affiliates to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations similar to those contained in this section 6 and other than as necessary in performing Executive’s duties under this Agreement) or use, to the detriment of the Company, or any of the Company’s affiliates or for the benefit of any other person or entity, including, but not limited to, any competitor, supplier, licensor, licensee or customer of the Company, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as “confidential” or “secret.”  Executive shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

(b)           The term “confidential or proprietary data or information” as used in this Agreement shall mean information not generally available to the public, including, but not limited to, all information derived from or relating to the Lucent Agreement, customer information, database information, personnel information, financial information, account lists or other account information, names, telephone numbers or addresses, supplier or vendor lists, trade secrets, patented or other proprietary information, forms, information regarding operations, systems, methods, processes, financing, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data; provided, however, confidential or proprietary information shall not include information that is (i) generally available to the public or becomes publicly known through no wrongful act of Executive, (ii) independently developed by a third party and disclosed to Executive through no wrongful act of Executive or the other party or (iii) is required to be disclosed by law.  Notwithstanding anything to the contrary in the immediately preceding sentence, Executive will not knowingly propagate the spread of information which is proprietary to either the Company, Isonics, Lucent or any other stockholder of the Company.

(c)           Executive will, at all times, promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, including, but not limited to, those relating to programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Executive solely in connection with Executive’s employment under this Agreement and which solely relate to the business of the Company (the “Work Product”).  Executive agrees that all Work Product shall be the sole property of the Company.  Executive hereby assigns all of his right, title and interest to the Work Product to the Company.  Executive further agrees that Executive, without charge, will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in the Work Product.  To the extent any moral rights or other Work Product rights are not legally transferable to the Company, Executive hereby waives and agrees to never assert any such rights against the Company or any of its affiliates, even after termination of employment.

(d)           All written materials, books, records and documents made by Executive or coming into Executive’s possession during Executive’s employment by the Company concerning any products, processes or systems used, developed, investigated, purchased, sold or considered by the Company or any of its affiliates or otherwise concerning the business or affairs of the Company or any of its affiliates, including, but not limited to, any files, customer records such as names, telephone numbers and addresses, lists, firm records, brochures and literature, shall be the sole property of the Company and, upon termination of Executive’s employment by the Company or upon request of the Company during Executive’s employment by the Company, Executive shall promptly deliver the same to the Company.  In addition, upon termination of Executive’s employment by the Company, Executive will deliver to the Company all other Company property in Executive’s possession or under Executive’s control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists and information, account lists and other account information, database information, plans, designs and other documents.

7.             Remedies.

(a)           Executive acknowledges that the covenants contained in section 6 are fair and reasonable in order to protect the Company’s business and were a material and necessary inducement for the Company to agree to the terms of this Agreement.  Executive further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in section 6 may be inadequate and that the violation of any of the covenants contained in section 6 will cause irreparable and continuing damage to the Company.  Accordingly, the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights under section 6, including, but not limited to, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  The covenants in sections 6 shall run in favor of the Company and its successors and assigns.  The provisions of section 6 and this section 7 shall survive the termination of the Employment Period.

(b)           It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

8.             Termination.

(a)           The Board of Directors may terminate Executive’s employment by the Company “for cause” by delivering to Executive, not less than ten days prior to the date on which the termination is to be effective, a written notice of termination for cause specifying the act, acts or failure to act that constitute the cause.  For the purposes of this agreement, the term “for cause” shall mean:

(i)            any act of fraud or embezzlement materially adversely affecting the financial, market, reputation or other interests of the Company;

(ii)           in the event of a conviction of Executive of, or a plea of nolo contendere to, (A) any violent felony or misdemeanor resulting in a jail sentence, (B) any felony involving moral turpitude or (C) a criminal violation of federal or state securities laws;

(iii)          any material failure to perform Executive’s duties as set forth in this Agreement which results in material harm to the Company, after reasonable notice and the opportunity to cure; or

(iv)          the death of Executive.

(b)           Executive shall not be entitled to receive any further compensation (other than his compensation through the effective date of such termination for cause) under this Agreement in his capacity as an employee of the Company, in the event that the Company terminates Executive’s employment by the Company for cause.

(c)           If, after the earlier of (x) the first commercial sale of Licensed Product (as such term is defined in the Lucent Agreement), (y) the Company’s acquisition of one or more entities with aggregate annual revenues of or exceeding $10,000,000, or (z) entities acquired by the Company having annual revenues aggregating to or exceeding $10,000,000 in any one year, and thereafter at any time during the Employment Period, the Company terminates the employment of Executive with the Company other than for cause, then:

(i)            the Company shall pay Executive, within three months of the date of such termination, amount equal to the product resulting from multiplying (A) the annualized average of the total compensation paid to Executive for the five calendar years immediately preceding Executive’s termination by (B) two;

(ii)           within 30 days following the date of termination, the Company shall pay Executive the total compensation earned through the date of termination to the extent not yet paid;

(iii)          all then outstanding unexercised stock options granted to Executive, if any, under any stock incentive plan of the Company shall become fully vested and exercisable as of the date of termination and shall continue to be exercisable for the life of such option.

9.             Indemnification.

(a)           The Company agrees to indemnify Executive and hold Executive harmless against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the Delaware General Corporation Law and by the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time.

(b)           The indemnification provision of this section 9 shall be in addition to any liability which the Company may otherwise have to Executive.

(c)           If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness.  Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Corporation, as may be amended from time to time.

10.           Notices.  All notices and other communications required or permitted hereunder shall be in writing.  Notices shall be delivered personally, against written receipt therefor, via a recognized overnight courier (such as Federal Express, DHL, Airborne Express or U.S.P.S. Express Mail) or via certified or registered mail.  Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices shall be addressed as follows:

If to Executive, to:	Christopher Toffales
21 Motts Hollow Road
Port Jefferson, New York 11777
Facsimile: (631) 331-3371
E-Mail: Toffales21@aol.com

with a copy to:

If to the Company, to:	Board of Directors
SenseIt Corp.
21 Motts Hollow Road
Port Jefferson, New York 11777
Facsimile: (631) 331-3371
E-Mail: Toffales21@aol.com

with a copy to:	Neil M. Kaufman, Esq.
Davidoff Malito & Hutcher LLP
200 Garden City Plaza, Suite 315
Garden City, New York 11530
Facsimile: (516) 248-6422
E-Mail: nmk@dmlegal.com

and, if (x) Isonics and/or Isonics Homeland Security and Defense Corporation (“IHSDC”) owns of record at least 25% of the then outstanding shares of Class A Common Stock or (y) following the occurrence of a Threshold Event (as such term is defined in the Amended Certificate of Incorporation), Isonics and/or IHSDC owns of record at least 25% of the then outstanding shares of Common Stock, to Isonics in the manner as set forth in this Section 10.

or, in the case of any of the parties hereto, at such other address as such party shall have furnished to each of the other parties hereto in accordance with this section 10.  Each such notice, demand, request or other communication shall be deemed given (i) on the date of such delivery by hand, (ii) on the first business day following the date of such delivery to the overnight delivery service or facsimile transmission, or (iii) three business days following such mailing.

11.           Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Executive and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Executive under this Agreement may not be delegated without the prior written approval of the Board of Directors.  In the event of any consolidation or merger of the Company into or with any other corporation, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the Employment Period, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Executive’s obligations hereunder shall continue in favor of such successor corporation.

12.           Acknowledgment. Executive acknowledges that he has carefully read this Agreement, has had an opportunity to consult counsel regarding this Agreement and hereby represents and warrants to the Company that Executive’s entering into this Agreement, and the obligations and duties undertaken by Executive under this Agreement, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Executive is a party and that Executive is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform his obligations under this Agreement.

13.           Arbitration.

(a)           Any dispute arising between the parties to this Agreement, including, but not limited to, those pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Nassau or Suffolk Counties of the State of New York, before an experienced employment arbitrator and selected in accordance with the rules of the American Arbitration Association labor tribunal.  Each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim.  Other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne equally by the parties hereto.

(b)           Should any party to this Agreement hereafter institute any legal action or administrative proceedings against another party with respect to any claim waived by this Agreement or pursue any other Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorney’s fees incurred as a result of such action.

14.           Reimbursement of Legal Expenses.  Upon the Company receiving the Aggregate Final Installment Shares Purchase Price of $500,000 pursuant to (and as such term is defined in) the Isonics Agreement, Executive shall be reimbursed for all Executive’s expenses (including, but not limited to, legal fees and expenses) incurred in connection with the formation of the Company, the Prior Agreement, Isonics Agreement, the Amended Certificate of Incorporation referred to (and as such term is defined in) the Isonics Agreement and related transactions, as well as other expenses incurred for the benefit of the Company and not previously reimbursed pursuant to paragraph 5(b).

15.           Miscellaneous.

(a)           The construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(b)           This Agreement supersedes all prior agreements and constitutes the entire Agreement and understanding between parties.  This Agreement may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties against whom the same is sought to be enforced; provided, however, that Executive’s compensation may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.

(c)           No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nonbreaching or nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(d)           Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

(e)           This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

(f)            Any signature page delivered by a fax machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto.

(g)           The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h)           The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(i)            As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of and year first above written.

SenseIt Corp.

By:
[Name], [Title]

Christopher Toffales